Exhibit  99.1

             CardioTech International Inc. Announces Completion of Divestiture of Its UK Subsidiary For $7 Million In Cash


Woburn, Massachusetts (November 21, 2000). CardioTech International, Inc. (the "Company") (AMEX:CTE) today announced that on November 17, 2000 it executed definitive agreements (the "Agreements") in connection with the sale of its wholly owned UK subsidiary, CardioTech International Ltd. ("CTL") to Nervation Ltd ("Nervation"). Nervation is a newly formed UK company led by certain members of CTL's former management, joined by The Royal Free and University
College of London School of Medicine and 3i plc. (for consideration consisting primarily of $7,000,000 in cash plus the release of certain liabilities and obligations, including but not limited to, the release of a guarantee of $540,000 in CTL debt.)

In connection with the transaction, the Company has utilized approximately $2,053,000 to redeem the major portion of senior convertible notes held by Dresdner Kleinwort Benson Private Equity Partners LP. The Company has also placed approximately $700,000 of the gross proceeds in escrow, to be released to the Company on the eighteenth month from the date of the Agreements, to satisfy certain indemnification provisions of the Agreements.

CardioTech has also granted Nervation an option, ( the "Option") pending successful completion of animal trials, to become the exclusive distributor of the Coronary Artery Bypass Graft ("CABG") in the EEC countries, when CE marking is received for the product.

As part of this transaction, 3i Plc, an international venture capital firm, has provided funding to Nervation, both for the financing necessary to purchase CTL from the Company, as well as future funding of Nervation's operations. In addition to the consideration provided for the purchase of CTL, 3i Plc has agreed to provide funding of up to $3,000,000 in order to perform the European clinical trials necessary to secure CE marking if the Option is exercised by Nervation. The Option is exercisable by Nervation at anytime prior to or upon the Company's successful completion of animal trials using the Coronary Artery Bypass Graft.

As a result of the completed transaction, Nervation will have the exclusive rights to the Vasculink Vascular Access Graft and the Myolink Arterial Bypass Graft and CardioTech will retain the exclusive rights to the CardioPass Coronary Artery ByPass Graft. The Company has agreed to supply "Chronoflex RC" to CTL and CTL will provide certain grafts necessary for the Company's pre-clinical trials of the Coronary Artery Bypass Graft.

The proceeds from this transaction have been budgeted by the Company for thecontinued development of the Coronary Artery ByPass and performance of clinical trials,with the ultimate intent of securing the necessary FDA approvals that will enable the Company to introduce the Coronary Artery ByPass Graft to a market that is believed to be approximately $1.5 billion.


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Dr.  Michael  Szycher, Chairman and CEO of CardioTech International, stated: "We believe the completion of this most important transaction provides the Company with the opportunity, for the first time in its short history, to properly capitalize the Company so that it may focus on its main objective since inception - the development and commercialization of a coronary artery bypass graft that will target a market estimated to be $1.5 billion. In addition, the Company has relieved itself of the burden of significant debt and the capital drain resulting from further investment in sales and marketing to promote the vascular access graft and development costs to commercialize the peripheral graft. We are also encouraged by 3i Plc's vote of confidence in the undertaking of this most important project and their desire to offer the potential for additional, significant funding to advance the European clinical trials of the Coronary Artery ByPass Graft. The commitment by the Company of these resources will enable a very focused strategy that should increase the probability of making the coronary artery bypass graft a reality, thereby providing the greatest value proposition to its shareholders, and most importantly to those current and future patients who have no alternatives."

CardioTech International, Inc. maintains operations in Woburn, Massachusetts where it is designing and developing polyurethane-based vascular graft devices for the treatment of end-stage cardiovascular disease. Additionally, the Company manufactures and markets medical grade polyurethanes for use in implantable medical devices and other applications.

The Company believes that this Release contains forward-looking statements that are subject to risks and uncertainties. Such statements are based on management's current expectations and are subject to a number of factors that could cause actual results to differ materially from the forward-looking statements. The Company cautions investors that there can be no assurance that actual results will not differ materially from those projected or suggested in such forward-looking statements, as a result of various factors, including successfully obtaining regulatory approvals. As a result, the Company's further development involves a high degree of risks, as detailed in SEC reports.


Contact:
Michael  Szycher,  Ph.D.,
Chief  Executive  Officer
781-  933-4772


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